Exhibit 99.1

Investor and Media Contact:

CoTherix, Inc.

Anne Bowdidge

Senior Director of Investor Relations

650-808-6551

CoTherix Reports Third Quarter Results

Brisbane, Calif., November 1, 2006 — CoTherix, Inc. (Nasdaq: CTRX) today reported results for the third quarter ended September 30, 2006. Net product sales for Ventavis® (iloprost) Inhalation Solution in the third quarter of 2006 were $18.4 million, an increase of 13 percent over the second quarter of 2006, and an increase of 118 percent over the third quarter of 2005.

“I’m delighted with the company’s progress in all areas,” said Donald J. Santel, Chief Executive Officer of CoTherix. “In addition to the strong sales of Ventavis, we initiated clinical pharmacokinetic testing of fasudil and are on track to begin our Phase II trials in the first half of 2007 in both stable angina and PAH. We’re also in the final stages of selecting a dry powder formulation of iloprost and look forward to commencing our Phase I program in the first half of 2007.”

Recent Accomplishments

•	Reported net product sales of $18.4 million, a 13 percent increase over the second quarter of 2006 and a 118 percent increase over the third quarter of 2005.

•	Filed a label supplement with the U.S. Food and Drug Administration regarding the commercial use of a new program chip for the I-neb™ Adaptive Aerosol Delivery® device that provides for more rapid dose delivery.

•	Advanced preclinical efforts to develop a more convenient, dry powder formulation of iloprost, the active ingredient in Ventavis. The Company expects to file an IND and begin a Phase I program with a lead candidate in the first half of 2007.

•	Enrolled 1,000 patients in the REVEAL Registry™ to date. REVEAL is the first clinical registry designed to track and study the clinical course and medical management of pulmonary arterial hypertension (PAH).

•	Transferred the fasudil IND from Asahi Kasei Pharma Corporation for the treatment of PAH and stable angina; initiated toxicology and pharmacokinetic studies.

Financial Results

On a GAAP basis, the Company reported a net loss of $2.8 million, or $0.10 per share, in the third quarter of 2006, as compared to a net loss of $6.2 million, or $0.26 per share, for the same period in 2005. On January 1, 2006, the Company began reporting employee stock-based compensation expense in its GAAP results pursuant to SFAS123(R). Excluding the non-cash impact of stock-based compensation expenses recorded in the third quarter of 2006 and amortization of deferred stock compensation recorded in the third quarter of 2005, the Company reported a non-GAAP net loss of $1.1 million, or $0.04 per share, in the third quarter of 2006 compared to a non-GAAP net loss of $5.1 million, or $0.22 per share in the comparable period in 2005. The Company believes this non-GAAP financial information is useful in providing a better understanding of its operating performance.

Operating expenses for the third quarter of 2006, including cost of product sales and non-cash stock-based compensation expenses, were $22.1 million, compared to $15.0 million for the comparable period in 2005.

Cost of product sales for the third quarter of 2006 were $4.9 million, or 27% of net product sales, for a gross margin of 73%. This compares to a gross margin of 52% in the third quarter of 2005. The gross margin was lower in the third quarter of 2005 due to a $1.6 million write-down of certain Ventavis inventory related to the transition to a smaller ampule size in connection with the approval of the I-neb device.

Research and development expenses were $5.2 million for the third quarter of 2006, compared to $2.8 million in the same period of 2005. This increase was principally due to clinical trial activities and other development costs, as well as an increase in personnel costs in 2006.

Selling, general and administrative expenses were $12.1 million for the third quarter of 2006, compared to $8.2 million in the same period of 2005. The increase from 2005 to 2006 was primarily attributable to higher costs associated with the commercialization of Ventavis, the REVEAL Registry and general corporate infrastructure growth. In addition, non-cash stock-based compensation expenses included therein increased to $1.3 million from $613,000 in the same period of 2005.

As of September 30, 2006, CoTherix had cash, cash equivalents and securities available-for-sale of $83.7 million, a decrease of $4.9 million from June 30, 2006.

2007 Financial Outlook

For 2007, Ventavis net product sales are expected to be between $100.0 million and $105.0 million; the gross margin is expected to be between 71% and 73% of net product sales.

CoTherix’s management team will host a conference call on Wednesday, November 1 to review its operating results for the third quarter ended September 30, 2006. A live webcast of the conference call at 2:00 p.m. PST can be accessed by visiting the Investor Relations section of the Company’s website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 309-2906 or international: (706) 634-0903. The passcode for both domestic and international callers is 7556212. A replay of the conference call will be available until midnight PST on November 15, 2006 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both domestic and international callers is 7556212. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.cotherix.com until 5:00 p.m. PST on November 15, 2006.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiovascular disease. CoTherix currently markets Ventavis® (iloprost) Inhalation Solution in the United States for the treatment of PAH (WHO Group I). The Company is also developing fasudil, a rho-kinase inhibitor, for the treatment of PAH and stable angina. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG. I-neb is a registered trademark of Respironics, Inc. More information can be found at www.cotherix.com or www.4ventavis.com.

Use of Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U.S. GAAP, this release contains non-GAAP financial measures to exclude the effects of non-cash stock-based compensation expense pursuant to SFAS No. 123(R) for the 2006 periods and amortization of deferred stock compensation recorded for the 2005 periods. The non-GAAP financial measures are neither in accordance with, nor an alternative for, generally accepted accounting principles and may be different from similarly titled non-GAAP financial measures used by other companies. Accordingly, the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures included below should be carefully evaluated. The Company believes that the use of these non-GAAP financial measures, when shown in conjunction with corresponding GAAP financial measures, provides useful information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations by facilitating the evaluation between comparative operating periods. Company management uses these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, to review the Company’s financial performance and for internal planning and forecasting purposes. Non-GAAP reporting represents relevant and useful information that is widely used by financial analysts, investors and other interested parties in our industry. Company management believes this presentation is useful to investors in evaluating performance on a basis that is consistent and comparable with periods prior to the adoption of SFAS 123(R). Since expensing stock-based compensation expense does not require cash expenditures by the Company, the non-GAAP presentation that excludes these expenses is a useful measure to assess performance. A reconciliation between GAAP and non-GAAP financial results is provided on page 4 of this release.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding CoTherix’s expectations, beliefs, hopes, goals, plans, intentions, initiatives or strategies, including statements regarding the impact of changes to the I-neb device, planned clinical and development activities for Ventavis and fasudil, including initiating fasudil Phase II studies for PAH and stable angina and filing an IND and beginning a Phase I program for a dry powder formulation of iloprost, and 2007 financial guidance on net product sales and gross margins. All forward-looking statements included in this press release are based upon information available to CoTherix as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. CoTherix’s actual results and other events could differ materially from its expectations. Factors that could cause or contribute to such differences include, among other things, CoTherix’s ability to increase sales of Ventavis; PAH patient market size and market adoption of Ventavis by physicians and patients; difficulties and delays in developing, testing, obtaining regulatory approval of, and producing and marketing fasudil for the treatment of pulmonary hypertension and stable angina and any other products; determinations by regulatory, patent and administrative government authorities; competition from other pharmaceutical or biotechnology companies; and other factors discussed in the “Risk Factors” section of CoTherix’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed with the Securities and Exchange Commission.

CoTherix, Inc.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Product sales, net	$18,356	$8,412	$49,032	$12,898

Operating expenses:
Cost of product sales	4,917	4,011	12,716	5,632
Acquired product rights	—	—	8,750	—
Research and development (1)(2)	5,151	2,826	16,640	8,802
Selling, general and administrative (1)(2)	12,064	8,180	31,781	20,109

Total operating expenses	22,132	15,017	69,887	34,543

Loss from operations	(3,776)	(6,605)	(20,855)	(21,645)
Interest and other income, net	939	445	3,180	1,097

Net loss	$(2,837)	$(6,160)	$(17,675)	$(20,548)

Basic and diluted net loss per share	$(0.10)	$(0.26)	$(0.62)	$(0.89)

Weighted average shares used to compute basic and diluted net loss per share	28,666,783	23,940,564	28,596,899	23,215,404

___________

(1)    On January 1, 2006, the Company adopted SFAS123(R) and recorded stock-based employee compensation expense during the three and nine months ended September 30, 2006. Prior to the adoption of SFAS123(R), the company recorded stock-based employee compensation expense as amortization of deferred stock compensation. The following is a reconciliation of our GAAP and non-GAAP net loss:

Net loss (GAAP)	$(2,837)	$(6,160)	$(17,675)	$(20,548)
Stock-based employee compensation expense:
Stock-based compensation, SFAS123(R):
Research and development	421	—	1,474	—
Selling, general and administrative	1,304	—	3,933	—

Total	1,725	—	5,407	—
Amortization of deferred stock compensation:
Research and development	—	401	—	1,214

Selling, general and administrative	—	613	—	1,874

Total	—	1,014	—	3,088

Net loss excluding stock-based employee compensation (Non-GAAP)	$(1,112)	$(5,146)	$(12,268)	$(17,460)

Basic and diluted net loss per share, excluding stock-based employee compensation expense (Non-GAAP)	$(0.04)	$(0.22)	$(0.43)	$(0.75)

(2)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

CoTherix, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$23,906	$25,865
Securities available-for-sale	59,755	76,965
Interest receivable	564	965
Accounts receivable, net of allowance	8,519	2,390
Inventory	5,914	510
Prepaids and other current assets	1,528	2,216

Total current assets	100,186	108,911

Restricted cash	200	95
Property and equipment, net	2,437	1,572
Other long term assets	41	—
Acquired product rights, net	11,270	8,100

Total assets	$114,134	$118,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$16,962	$10,178
Long-term liabilities	275	197
Total stockholders’ equity	96,897	108,303

Total liabilities and stockholders’ equity	$114,134	$118,678

(1)	The condensed balance sheet as of December 31, 2005 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.